Exhibit 99.1

For more information, contact:

Rob Seim

Chief Financial Officer

Omnicell, Inc.

800-850-6664, ext. 6478

rob.seim@omnicell.com

Omnicell, Inc. Signs Agreement with Bupa Care Homes (CFG) plc to Acquire UK-Based SurgiChem Limited

SurgiChem Provides Medication Adherence Packaging Solutions to UK Community Pharmacies

MOUNTAIN VIEW, Calif., — December 9, 2013 — Omnicell, Inc. (OMCL), a leading provider of medication and supply management solutions to healthcare systems, today announced that it has signed an agreement with Bupa Care Homes (CFG) plc to purchase the entire outstanding share capital of SurgiChem Limited, a wholly-owned subsidiary of Bupa, for £12,000,000 subject to certain adjustments, in a cash transaction.

SurgiChem, based in Stockport, UK with 21 employees, is a provider of medication adherence packaging systems and solutions to the UK community and home care markets. The closing of the acquisition is subject to certain closing conditions, including clearance by the UK competition authorities.

“Medication non-adherence is a health care problem worldwide.  The Omnicell MTS brand of products and the SurgiChem products are complementary solutions to help solve the medication adherence problem in the UK,” said Randall Lipps, chairman, president and CEO of Omnicell. “We expect the combining of Omnicell’s MTS Medication Technologies subsidiary and SurgiChem in the UK will help healthcare professionals, patients and caregivers to both reduce medication errors and lower costs by effectively managing adherence to prescribed medication regimens.”

According to the World Health Organization, poor adherence to medication leads to increased morbidity and death. Approximately 50% of patients in developed countries do not take their medications as prescribed, and up to two-thirds of all medication-related hospitalizations are the result of non-adherence(1). This issue has been estimated to cost up to $290 billion annually(2) and is blamed for approximately 125,000 deaths per year(3).

Healthcare systems and community pharmacies agree that medication adherence is a key to delivering better clinical outcomes and financial results.

The combination of MTS and SurgiChem is expected to enable its diversified customer base to offer a broadened offering of proven multi- and single-dose products across the UK medication adherence packaging market.

About Omnicell
Since 1992, Omnicell (NASDAQ: OMCL) has been creating new efficiencies to improve patient care, anywhere it is delivered. Omnicell is a leading supplier of comprehensive automation and business analytics software for patient-centric medication and supply management across the entire healthcare continuum— from the acute care hospital setting to post-acute skilled nursing and long-term care facilities to the home.

More than 2,700 Acute Care customers worldwide have utilized Omnicell’s medication automation, supply chain and analytics solutions to increase operational efficiency, reduce errors, deliver actionable intelligence and improve patient safety. Omnicell Non-Acute Care solutions, including its MTS Medication Technologies brand, provide innovative medication adherence packaging solutions to help reduce costly hospital readmissions. In addition, these solutions enable approximately 6,000 institutional and retail pharmacies worldwide to maintain high accuracy and quality standards in medication dispensing and administration while optimizing productivity and controlling costs.

For more information, visit www.omnicell.com

About Bupa

Bupa’s purpose is longer, healthier, happier lives.

A leading international healthcare group, Bupa serves over 14 million customers in more than 190 countries. Bupa offer personal and company-financed health insurance and medical subscription products, run hospitals, provide workplace health services, home healthcare, health assessments and chronic disease management services.  Bupa is also a major international provider of nursing and residential care for elderly people.

Bupa employs more than 62,000 people, principally in the UK, Australia, Spain, Poland, New Zealand and the USA, as well as Saudi Arabia, Hong Kong, India, Thailand, China and across Latin America.

For more information, visit www.bupa.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements, including, but not limited to, statements related to the anticipated consummation of the acquisition of SurgiChem Limited and the benefits thereof, including the combined company’s ability to help reduce medication errors and lower healthcare costs and other statements that are not historical facts. These forward-looking statements are based on Omnicell’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to Omnicell’s ability to complete the acquisition on the proposed terms and schedule, including risks and uncertainties related to the satisfaction of closing conditions, including, but not limited to clearance of the acquisition by the UK competition authorities; risks associated with business combination transactions, such as the risk that acquired business will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; risks related to future opportunities and plans for the combined company, including uncertainty of the expected financial performance and results of the combined company following completion of the proposed acquisition; and the possibility that if Omnicell does not achieve the perceived benefits of the proposed acquisition of Surgichem as rapidly or to the extent anticipated by financial analysts or investors, the market price of Omnicell stock could decline; as well as other risks related Omnicell’s business, and those other risks detailed from time to time under the caption “Risk Factors” and elsewhere in Omnicell’s SEC filings and reports, including in the Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2013. Omnicell undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events or changes in its expectations.

(1)Mayo Clin Proc. 2011 April; 86(4): 304-314

(2)New England Healthcare Institute, Thinking outside the pillbox: A System-wide approach to improving patient medication adherence for chronic disease. Retrieved April 23, 2012 from this website: http://www.nehi.net/publications/44/thinking_outside_the_pillbox_a_systemwide_approach_to_improving_patient_medication_ adherence_for_chronic_disease

(3)Smith D, Compliance Packaging; a patient education tool, American Pharmacy, Vol. NS29, No 2, February 1989

OMCL - G

# # #

Editor’s Notes:

1.              All Omnicell news releases (financial, acquisitions, products, technology etc.) are issued exclusively by PR Newswire and are immediately thereafter posted on the company’s external website, omnicell.com.

2.              Omnicell and the Omnicell logo design are registered trademarks of Omnicell, Inc.